Exhibit 99.1

For release Western Circuit and Analyst Wire.

January 17, 2006

BRIDGFORD FOODS CORPORATION (NASDAQ BRID) ANNOUNCES RESULTS FOR 2005 FISCAL YEAR

Anaheim, California - Bridgford Foods Corporation (Nasdaq: BRID) today announced a decrease in sales and a net loss for the 2005 fiscal year. Sales for the fiscal year ended October 28, 2005 decreased 5% to $130,845,000 when compared to the prior fiscal year. The net loss was $943,000 for the fiscal year just ended.

Sales for the sixteen weeks ended October 28, 2005 decreased 1% to $41,884,000 when compared to the same period in the prior year. The net loss for the sixteen weeks ended October 28, 2005 was $340,000, compared to net income of $994,000 in the same period last year. The net loss for the sixteen weeks just ended included a favorable income tax reserve adjustment of $330,000. The prior year sixteen weeks included a pre-tax gain of $553,000 related to the sale of equity securities.

Bridgford Foods Corporation, a producer of frozen dough, microwaveable sandwiches, dry sausages, processed meats and other convenience food products, currently has 9,967,000 shares of common stock outstanding.

BRIDGFORD FOODS CORPORATION

FINANCIAL HIGHLIGHTS

(UNAUDITED)

	52 Weeks Ended
	Oct 28, 2005	Oct 29, 2004
Sales	$130,845,000	$137,865,000
Cost of sales	$85,455,000	$90,306,000
Selling, general & administrative expenses	$43,393,000	$43,728,000
Depreciation	$4,251,000	$4,345,000
Gain on sale of equity securities	$—	$553,000
(Loss) income before taxes	$(2,254,000)	$39,000
Income tax (benefit) provision	$(1,311,000)	$15,000
Net (loss) income	$(943,000)	$24,000
Basic (loss) earnings per share	$(0.09)	$—
Average shares outstanding	9,995,000	10,132,000

	16 Weeks Ended
	Oct 28, 2005	Oct 29, 2004
Sales	$41,884,000	$42,246,000
Cost of sales	$27,783,000	$27,426,000
Selling, general & administrative expenses	$13,890,000	$12,456,000
Depreciation	$1,166,000	$1,315,000
Gain on sale of equity securities	$—	$553,000
(Loss) income before taxes	$(955,000)	$1,602,000
Income tax (benefit) provision	$(615,000)	$608,000
Net (loss) income	$(340,000)	$994,000
Basic (loss) earnings per share	$(0.03)	$0.10
Average shares outstanding	9,988,000	10,005,000

CONTACT:	Bridgford Foods Corporation
R. Lancy, 714/526-5533